EXHIBIT 99.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.  FURTHERMORE, THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN THE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY MEDIA PRO MANAGEMENT S.A. AND MEDIA PRO B.V. DATED AS OF DECEMBER 9, 2009.  ANY TRANSFER OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON ITS EXERCISE THAT CONTRAVENES SUCH RESTRICTIONS SHALL BE NULL AND VOID.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

WARRANT TO PURCHASE COMMON STOCK

Dated: December 9, 2009

FOR VALUE RECEIVED, Central European Media Enterprises Ltd., a Bermuda company (the “Company”), hereby certifies that, for value received, Media Pro B.V., Teleport Boulevard 140, 1043EJ, 1000 CV, Amsterdam, Netherlands, or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time and from time to time, subject to three (3) Business Days notice, prior to 5:00 p.m. New York City time on the sixth anniversary of the date hereof (the “Issue Date” and such sixth anniversary of the Issue Date, the “Expiration Date”) in whole or in part, an aggregate of up to two hundred fifty thousand (250,000) fully paid and non-assessable shares (the “Warrant Shares”) of the Company’s Class A Common Shares, par value $0.08 per share (the “Class A Common Shares”), at an exercise price of $21.75 per share (the “Exercise Price”).  All references to “Warrant Shares,” “Class A Common Shares,” “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments as described in Section 3 hereof.  This Warrant is herein called the “Warrant.”

1.  EXERCISE OF WARRANT.  (a)  The purchase rights evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the purchase form attached hereto duly executed by the Holder to the Company accompanied by proper payment either (at the option of the Holder) (i) in cash, by certified or official bank check or by wire transfer, (ii) by cancellation of a number of Warrant Shares, or (iii) a combination thereof, in each case, in an amount equal to the Exercise Price multiplied by the number of shares of Common Stock (as defined below) being purchased pursuant to such exercise of the Warrant.  In no event may this Warrant be exercised at any time after the Expiration Date.

(b)     This Warrant may be exercised for less than the full number of shares of Common Stock, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced.  Upon any such partial exercise, the Company at its expense will issue to the Holder a new Warrant or Warrants of like tenor calling for the number of shares of Common Stock as to which rights have not been exercised, such Warrant or Warrants to be issued in the name of the Holder (upon payment by the Holder of any applicable transfer taxes).

The term “Common Stock” includes (i) the Class A Common Shares, (ii) any other capital stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iii) any other securities into which or for which any of the securities described in clauses (i) or (ii) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

2.  DELIVERY OF STOCK CERTIFICATES ON EXERCISE.  As soon as practicable after the exercise of this Warrant and payment of the Exercise Price, and in any event within ten (10) business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 3.3 hereof.  The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered together with payment for such shares as aforesaid.  Any certificates issued upon exercise of this Warrant and any warrant certificate issued in substitution for this Warrant pursuant to Section 11 hereof shall bear such legends as to applicable securities laws or other restrictions as the Company may deem appropriate.

3.  ADJUSTMENTS.  The Exercise Price shall be subject to adjustment from time to time in accordance with this Section 3.  Upon each adjustment of the Exercise Price pursuant to this Section 3, the registered Holder of this Warrant shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtainable by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.  Notwithstanding anything else in this Warrant, the Exercise Price per share shall never be lower than $0.08 per share.

(a)     Subdivisions and Combinations.  In case the Company shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a stock dividend on its outstanding Common Stock, the Exercise Price in effect immediately prior to such subdivision or dividend shall be proportionately reduced by the same ratio as the subdivision or dividend.  In case the Company shall at any time combine its outstanding Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased by the same ratio as the combination.

(b)      Reorganization, Reclassification, Consolidation, Merger or Sale of Assets.  If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, prior to or simultaneous with such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive, upon exercise of this Warrant, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon exercise of this Warrant at the Exercise Price then in effect.

(c)     Fractional Shares.  The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a share of Common Stock would, except for the provisions of this Section 3.3, be issuable upon exercise of this Warrant, the Company shall in lieu thereof, pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on NASDAQ (or, if not listed on NASDAQ, any other United States national securities exchange, or, if not listed on any other United States national securities exchange, on such other foreign national securities exchange selected by the board of directors of the Company (the “Board of Directors”) on which the Company’s Common Stock shall then be listed), on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of exercise, or (ii) if the Common Stock shall not be listed on any securities exchange, on the basis of the fair market value per share of Common Stock as determined by the Board of Directors.

(d)      Adjustment Notices to Holder.  Whenever the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall provide to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that will be effective after such adjustment.

4.  RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS.  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant and all other similar Warrants at the time outstanding.

5.  RESTRICTIONS ON TRANSFER.  The sale, transfer or assignment of the Warrant and the Warrant Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 4 of the Subscription Agreement dated December 9, 2009 by and among the Company, Media Pro Management S.A. and Media Pro B.V. (the “Subscription Agreement”).  In connection with any sale or other transfer or assignment of the Warrant or the Warrant Shares, the Company may require the Holder and any transferee of the Holder to make such representations, and may place such legends on this Warrant or on the certificates representing the Warrant Shares, as may be reasonably required in the opinion of counsel to the Company to permit such sale or transfer or assignment in accordance with applicable securities laws.

6.  REPLACEMENT OF WARRANT.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7.  NEGOTIABILITY, ETC.  This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

(a)     Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

(b)     Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of or attend any proceedings of the Company, except as provided herein.

(c)     The Company shall not be required to pay any United States federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Common Stock in a name other than that of the registered Holder or to issue or deliver any certificates for Common Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company's satisfaction that no such tax or charge is due.

8.  CHANGE, WAIVER, ETC.  Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.  NOTICES.  Except as otherwise provided in this Warrant, all notices, requests and other communications to any Person provided for hereunder shall be in writing and shall be given to such Person (a) in the case of the Company, c/o CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom, facsimile: +44 0207 127 5801 to the attention of its General Counsel, or at such other address or facsimile number, or to the attention of such other officer, as the Company shall have furnished to Holder; and (b) in the case of the Holder to the address of the last Holder of this Warrant who shall have furnished an address to the Company in writing.

10.  DESCRIPTIVE HEADINGS.  The headings of the articles, sections and subsections of this Warrant are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

11.  SEVERABILITY.  Every term and provision of this Warrant is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Warrant.

12.  APPLICABLE LAW.  THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the Issue Date.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By	/s/ Charles Frank
Name:	Charles Frank
Title:	Chief Financial Officer

Attest:

Meredith Steinhaus